Exhibit 99.1

FOR IMMEDIATE RELEASE: February 09, 2012

CONTACT: James Dietz

Parabel Inc.

Phone: +1 (321) 409-7488

PETROALGAE CHANGES NAME TO PARABEL

New Name Follows Strategic Changes and Commercialization Milestones

February 09, 2012, Melbourne, Florida — PetroAlgae Inc. (OTCQB: PALG) announced today that the company’s board of directors has approved a name change to “Parabel Inc.”

Parabel provides renewable technology and solutions to address the global demand for new sources of feed, food and fuel. The company has developed proprietary technology to enable customer licensees to grow, harvest, and process locally-available, aquatic micro-crops to create products for agriculture and energy markets. The company’s license model is designed to deliver strong economic returns to customer licensees, as well as investment and employment opportunities in emerging economies.

“In the past year, the company has significantly accelerated its commercialization as a result of key strategic changes,” said Anthony Tiarks, CEO of Parabel. “We have developed a scalable and flexible customer licensee model and our technology is now being implemented at pilot scale around the world. Our priority is to facilitate the commercial-scale production of animal feed and potentially human food ingredients, using non-genetically modified and non-algae micro-crops. We believe it is the right time for these important developments and achievements to be given expression through a new name.”

Parabel’s protein product has been validated as a replacement for fish meal protein in tilapia diets, and has been successfully tested as a feed ingredient in other aquaculture, poultry and swine applications. The company’s meal product has been confirmed as a new source of feed in ruminant diets, such as dairy cattle. Furthermore, Parabel’s protein product could qualify as the first major new plant protein source for humans since soy entered the human diet in the 1950s, with initial academic testing demonstrating that the product contains potentially valuable properties for human applications.

Unlike many other agricultural and food production systems, Parabel’s technology is designed to support year-round production operations, with the objective of providing a high degree of consistency, predictability, and profitability.

In addition, Parabel continues to work with third-party technology providers to explore opportunities for conversion of its micro-crop residues into renewable fuels.

In a further recognition of the company’s evolving identity, Mr. Tiarks will assume the role of Chairman in addition to his duties as CEO. The board simultaneously accepted the resignation of John Scott, Ph.D., who founded PetroAlgae and has served as non-executive Chairman since June 2011. In accepting Dr. Scott’s resignation, the board expressed its appreciation for his vision and leadership.

About Parabel

Parabel Inc. (OTCQB:PALG), based in Melbourne, Florida, provides renewable technology and solutions to meet the significant and growing demand for agricultural products and energy in global markets. The company’s solution is designed to deliver strong economic returns to customer licensees as a consequence of continuous, year-round production operations. Parabel also intends to provide social and environmental benefits, through job creation, community investment, and sustainable production that absorbs atmospheric carbon dioxide and does not compete with the existing food supply, require arable land, or pollute soil or water. For more information about Parabel, please visit our website at http://www.parabel.com.